Exhibit 21

LIST OF SUBSIDIARIES

Name of Company	Year of Incorporation, Amalgamation or Acquisition	Jurisdiction of Incorporation	Ownership
SunOpta Foods Inc.	2010	Delaware	100%
SunOpta Investments Ltd.	2002	Canada	100%
SunOpta Companies Inc.	2013	Minnesota	100%
SunOpta Financing 2017 LLC	2017	Delaware	100%
SunOpta Holdings LLC	2017	Delaware	100%
SunOpta Financing Canada ULC	2017	Alberta	100%
SunOpta Grains and Foods Inc.	2010	Minnesota	100%
SunOpta Global Organic Ingredients, Inc.	2007	California	100%
SunOpta Africa (Proprietary) Limited	2009	South Africa	100%
Cooperatie SunOpta U.A.	2008	The Netherlands	100%
The Organic Corporation B.V.	2008	The Netherlands	100%
Tradin Organics USA LLC (conversion of Tradin Organics USA, Inc.)	2013	Delaware	100%
Organic Land Corporation OOD	2012	Bulgaria	100%
SunOpta Foods Bulgaria EOOD	2012	Bulgaria	100%
Crown of Holland B.V.	2012	The Netherlands	100%
Selet Hulling Corporation PLC	2007	Ethiopia	88%
SunOpta Food (Dalian) Co., Ltd.	2008	China	100%
Trabocca B.V.	2008	The Netherlands	65%
Supreme Smallholders Coffee PLC	2008	Ethiopia	52%
Fogo Coffee Spirit LDA	2013	Cabo Verde	51%
SunOpta Foods Europe B.V. (formerly Internamtrade B.V.)	2008	The Netherlands	100%
Tradin Organic Agriculture B.V.	2008	The Netherlands	100%
Tradin Sierra Leone Limited	2017	Sierra Leone	100%
Organic Raw Materials SAS	2017	France	100%
Citrusource, LLC	2015	Delaware	100%
Sunrise Holdings (Delaware), Inc.	2015	Delaware	100%
Sunrise Growers, Inc.	2015	Delaware	100%

Name of Company	Year of Incorporation, Amalgamation or Acquisition	Jurisdiction of Incorporation	Ownership
Farm Capital Incorporated	2015	Delaware	100%
Pacific Ridge Farms, LLC	2015	Indiana	100%
Sunrise Growers Mexico, S.R.L. de C.V.	2015	Mexico	100%
Opus Foods Mexico, S.A. de C.V.	2015	Mexico	100%
Servicios SunOpta, S. De R. L.De C.V.	2007	Mexico	100%
SunOpta de Mexico, S. De R. L.De C.V.	2007	Mexico	100%
Enchi Corporation (formerly Mascoma Corporation)	2010	Delaware	18.7%